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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

EduTrades, Inc.
Cape Coral, Florida

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated February 9, 2005 and November 8, 2005, relating to the September 30, 2005 financial statements of EduTrades, Inc. and the December 31, 2004, 2003 and 2002 financial statements of EduTrade carve-out, respectively, which are contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado

February 10, 2005

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  Exhibit 23.3